Exhibit 21.1

LIST OF SUBSIDIARIES OF THERMAGE, INC.

A DELAWARE CORPORATION

Subsidiaries	Jurisdiction
Relay Acquisition Company, LLC	Delaware
Relay Merger Corp.	Delaware